As filed with the Securities and Exchange Commission on April 5, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 4

on

Form S-8 to Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Inter & Co, Inc.

(Exact Name of Registrant as Specified in Its Charter)

N/A

(Translation of Registrant’s name into English)

The Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Av Barbacena, 1.219, 22nd Floor

Belo Horizonte, Brazil, ZIP Code 30 190-131

+55 (31) 2138-7978

(Address, including zip code, of Registrant’s principal executive offices)

Banco Inter Fourth Stock and/or Units Option Plan

(Full title of the Plan)

Cogency Global, Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 (212) 947-7200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Francesca L. Odell

Jonathan Mendes de Oliveira

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

+1 (212) 225-2000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth Company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 (“this Registration Statement”) to the registration statement on Form F-4 (File No. 333-260701), which was originally filed with the Securities and Exchange Commission (the “Commission “) on November 2, 2021 (the “Prior Registration Statement”), is being filed with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

This Registration Statement relates to the registration of 6,208,450 Class A common shares, par value US$0.0000025 per share (the “Class A Common Shares”), of Inter & Co, Inc., a company incorporated under the laws of the Cayman jurisdiction (the “Registrant”) to be offered and sold with respect to outstanding stock options issued under the Banco Inter Fourth Stock and/or Units Option Plan (the “Plan”). As part of the transactions by Banco Inter S.A. (“Banco Inter”) to transfer its shareholder base to the Registrant, the Registrant assumed and converted certain outstanding stock options granted by Banco Inter under the Plan into corresponding stock options with respect to the Registrant’s Class A Common Shares.

This Registration Statement is being filed for the purpose of registering additional securities in an amount that does not exceed 20% of the Proposed Maximum Aggregate Offering Price of securities remaining available for issuance under the Prior Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) (§230.428(b)(1)). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”). See Rule 428(a)(1) (§230.428(a)(1)).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The rules of the Commission allow us to incorporate by reference information into this Registration Statement. The information incorporated by reference is considered to be a part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. This Registration Statement incorporates by reference the documents listed below. In addition, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2021, filed with the Commission on May 2, 2022 (File No. 333-260701).
(b)	The Registrant’s report on Form 6-K furnished to the Commission on June 21, 2022 (Accession No. 0001104659-22-072620).
(c)	The description of the Registrant’s Class A Common Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-41419) filed with the Commission on June 13, 2022, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

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All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and other documents. Except as provided in the last sentence of the first paragraph of the section of this Registration Statement entitled “Item 3. Incorporation of Documents by Reference”, nothing in this Registration Statement shall be deemed to incorporate any information provided in documents that is furnished (rather than filed) or is otherwise not deemed to be filed under applicable Commission rules.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers

The Companies Act (As Revised) of the Cayman Islands does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant's Articles of Association provide that the Registrant shall indemnify and hold harmless their directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil, criminal or other proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Document

4.1‡	Amended and Restated Memorandum and Articles of Association of the Registrant (filed as an exhibit to the Registrant’s Form 6-K on July 11, 2022 (File No. 001-41419) and incorporated herein by reference)‡

5.1*	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant

23.1*	Consent of KPMG Auditores Independentes Ltda.

23.2*	Consent of Maples and Calder, Cayman Islands counsel to the Registrant included in Exhibit 5.1

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24.1*	Power of Attorney (included in the signature page to this Registration Statement)

99.1*	Banco Inter Fourth Stock and/or Units Option Plan

107*	Filing Fee Table

*Filed herewith

‡ Incorporated herein by reference

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, as of this 5th day of April, 2023.

Inter & Co, Inc.

By:	/s/ João Vitor N. Menin T. de Souza
Name: João Vitor N. Menin T. de Souza
Title: Chief Executive Officer

By:	/s/ Helena Lopes Caldeira
Name: Helena Lopes Caldeira
Title: Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Registrant, do hereby severally constitute and appoint João Vitor N. Menin T. de Souza and Helena Lopes Caldeira, each our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement of the Registrant on Form S-8 including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities as of this 5th day of April, 2023.

Name	Title	Date

/s/ João Vitor N. Menin T. de Souza	Chief Executive Officer	April 5, 2023
João Vitor N. Menin T. de Souza

/s/ Helena Lopes Caldeira	Chief Financial Officer	April 5, 2023
Helena Lopes Caldeira

/s/ Rubens Menin Teixeira de Souza	Director	April 5, 2023
Rubens Menin Teixeira de Souza

/s/ Maria Fernanda Nazareth Menin Teixeira de Souza Maia	Director	April 5, 2023
Maria Fernanda Nazareth Menin Teixeira de Souza Maia

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/s/ José Felipe Diniz	Director	April 5, 2023
José Felipe Diniz

/s/ Leonardo Guimarães Corrêa	Director	April 5, 2023
Leonardo Guimarães Corrêa

/s/ Cristiano Henrique Vieira Gomes	Director	April 5, 2023
Cristiano Henrique Vieira Gomes

/s/ Luiz Antônio França	Director	April 5, 2023
Luiz Antônio França

/s/ André Maciel	Director	April 5, 2023
André Maciel

/s/ Antonio Kandir	Director	April 5, 2023
Antonio Kandir

/s/ Lorival Nogueira Luz Júnior	Director	April 5, 2023
Lorival Nogueira Luz Júnior

/s/ Todd Crawford Chapman	Director	April 5, 2023
Todd Crawford Chapman

/s/ Colleen A. De Vries	Senior Vice President, Cogency Global, Inc.; Authorized Representative in the United States	April 5, 2023
Colleen A. De Vries

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